EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2025 RESULTS
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•Closed Individual Life reinsurance transaction with RGA on July 31st, generating over $2 billion of value and reducing mortality exposure by 75%

•Combined NAIC RBC ratio over 500% following the Life reinsurance transaction and $1.7 billion of planned insurance subsidiary dividends to Holdings in the second half of 2025

•Positive net flows of $1.9 billion in Retirement1 and $2.0 billion in Wealth Management; active net outflows of $4.8 billion in Asset Management

•Net loss of $349 million, or $(1.21) per share

•Non-GAAP operating earnings2 of $352 million, or $1.10 per share; adjusting for notable items3, Non-GAAP operating earnings were $447 million, or $1.41 per share

•Returned $318 million to shareholders in the second quarter, above 60-70% payout ratio target

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New York, NY, August 5, 2025 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter ended June 30, 2025.
“We reported second quarter Non-GAAP operating earnings per share of $1.10, or $1.41 excluding notable items, down 8% from the prior year quarter. While results were below our expectations in the quarter, primarily due to elevated mortality in our Individual Life block, we continue to see strong organic growth momentum, highlighted by net flows of $1.9 billion in Retirement and $2.0 billion in Wealth Management. In addition, we achieved several strategic milestones. Most notably, we closed our Individual Life reinsurance transaction with RGA on July 31st creating over $2 billion of value, further strengthening our balance sheet and reducing our exposure to future mortality claims by 75%. This will enhance focus on our core growth drivers of retirement, asset management and wealth management and drive significant shareholder value as we redeploy the proceeds,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “Looking forward, we see strong growth momentum, supported by the flywheel benefits of our integrated business model. We expect earnings per share growth to accelerate in the second half of 2025 and remain confident in achieving our 2027 financial targets of $2 billion in annual cash generation, a 12-15% earnings per share growth CAGR, and a 60-70% payout ratio.”

1 Retirement includes Individual Retirement and Group Retirement segments.
2 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
3 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Consolidated Results
	Second Quarter
(in millions, except per share amounts or unless otherwise noted)	2025	2024
Total Assets Under Management/Administration (“AUM/A”, in billions)	$1,070	$987
Net income (loss) attributable to Holdings	(349)	428
Net income (loss) attributable to Holdings per common share	(1.21)	1.23
Non-GAAP operating earnings	352	495
Non-GAAP operating earnings per common share (“EPS”)	1.10	1.43
As of June 30, 2025, total AUM/A was $1.1 trillion, a year-over-year increase of 8%, driven by positive net flows and higher markets over the prior twelve months.
Net income (loss) attributable to Holdings for the second quarter of 2025 was $(349) million compared to $428 million in the second quarter of 2024.

Non-GAAP operating earnings in the second quarter of 2025 were $352 million compared to $495 million in the second quarter of 2024. Adjusting for notable items4 of $95 million, second quarter 2025 Non-GAAP operating earnings were $447 million or $1.41 per share.
As of June 30, 2025, book value per common share including accumulated other comprehensive income (“AOCI”) was $(0.26). Book value per common share excluding AOCI was $24.37. Both of these measures reflect The Company’s 69% ownership stake in AllianceBernstein (“AB”) at book value. Book value per common share excluding AOCI but with AB reflected at fair market value was $40.89.
4 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights
•Second quarter 2025 business segment highlights:
◦Individual Retirement (“IR”) reported net inflows of $1.7 billion, and first year premiums of $4.8 billion were up 7% over the prior year.
◦Group Retirement (“GR”) reported net inflows of $217 million, with net inflows in the institutional and tax-exempt channels, partially offset by net outflows in the corporate channel.
◦Asset Management (AllianceBernstein or “AB”)5 reported active net outflows of $4.8 billion which were concentrated in April due to market volatility.
◦Protection Solutions (“PS”) reported $776 million of gross written premiums, with accumulation-oriented VUL first year premiums up 14% and Employee Benefits first year premiums up 7% over the prior year.
◦Wealth Management (“WM”) reported advisory net inflows of $2.0 billion, with total assets under administration reaching $110 billion.
◦Legacy (“L”) had $580 million of net outflows and is running off at $2-$3 billion annually.
•Capital management program:
◦The Company returned $318 million to shareholders in the second quarter, including $82 million of quarterly cash dividends and $236 million of share repurchases.
◦The Company closed the Individual Life reinsurance transaction on July 31st, which frees over $2 billion of capital and reduces exposure to mortality volatility by 75%.
◦The Company reinsured approximately $30 billion of group annuity liabilities to its Bermuda entity which will improve the visibility into and consistency of future cash generation.
◦The Company expects to take $1.7 billion of dividends to Holdings in the second half of 2025, including $0.7 billion of organic cash generation and $1.0 billion of individual life transaction proceeds. The Company has received approval for any required extraordinary dividends.
◦The Company maintained its strong financial condition with a combined NAIC RBC ratio of greater than 500%, pro-forma for the individual life transaction and planned dividends to Holdings. In addition, the Company reported cash and liquid assets of $0.8 billion at Holdings6 as of quarter end, which is above the $500 million minimum target.
•Delivering shareholder value:

◦The Company has deployed over $15 billion of its $20 billion capital commitment to AB. This supports growth in AB’s Private Markets business, which currently has $77 billion of assets under management.

◦The Company remains on track to achieve its 2027 strategic targets of $150 million of net expense savings and $110 million of incremental general account investment income.
5 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
6 Excludes c.$250 million of cash at Holdings which is available to AllianceBernstein through its credit facility with Equitable Holdings.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q2 2025	Q2 2024
Account value (in billions)	$118.6	$102.3
Segment net flows (in billions)	1.7	1.9
Operating earnings (loss)	215	246
•Account value increased by 16%, driven by market performance and net inflows over the prior twelve months.
•Net inflows of $1.7 billion were modestly lower than the prior year quarter, and first year premiums of $4.8 billion increased by 7%.
•Operating earnings of $215 million were down versus the prior year quarter, primarily due to lower fee-based revenues, higher commission expenses and higher DAC amortization.
•Operating earnings adjusted for notable items7 decreased from $250 million in the prior year quarter to $217 million. Notable items of $2 million in the current period reflect lower net investment income from alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q2 2025	Q2 2024
Account value (in billions)	$42.9	$39.3
Segment net flows	217	408
Operating earnings (loss)	124	125

•Account value increased by 9%, primarily due to market performance over the prior twelve months.
•Net inflows were $217 million in the second quarter as institutional and tax-exempt net inflows were partially offset by net outflows in corporate and other run-off products.
•Operating earnings decreased from $125 million in the prior year quarter to $124 million, as higher expenses were partially offset by higher fee-based revenues.
•Operating earnings adjusted for notable items8 decreased from $129 million in the prior year quarter to $127 million. Notable items were $3 million in the quarter reflecting lower net investment income from alternatives.

7 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Asset Management

(in millions, unless otherwise noted)	Q2 2025	Q2 2024
Total AUM (in billions)	$829.1	$769.5
Segment net flows (in billions)	(6.7)	0.9
Operating earnings (loss)	131	101
•AUM increased by 8% due to market performance over the prior twelve months.
•Net outflows were $6.7 billion in the quarter, including net outflows of $4.8 billion in Retail, $1.5 billion in Institutional, and $0.4 billion in Private Wealth. Net outflows were primarily concentrated in April due to market volatility.

•Operating earnings increased from $101 million in the prior year quarter to $131 million, primarily driven by higher base fees and an increased ownership percentage.

Protection Solutions

(in millions)	Q2 2025	Q2 2024
Gross written premiums	$776	$784
Annualized premiums	102	91
Operating earnings (loss)	(58)	72
•Annualized premiums increased by 12% year-over-year, driven by growth in Employee Benefits and accumulation-oriented VUL.
•Operating earnings decreased from $72 million in the prior year quarter to $(58) million due to elevated mortality claims.

•Operating earnings adjusted for notable items9 decreased from $81 million in the prior year quarter to $16 million. Notable items of $74 million this period primarily reflect lated reported COLI claims and associated expenses resulting from a third-party administrator issue. In addition, notables reflect lower net investment income from alternatives.

9 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q2 2025	Q2 2024
Total AUA (in billions)	$110.3	$94.8
Advisory net new assets (in billions)	2.0	1.6
Operating earnings (loss)	51	44
•AUA increased by 16% due to market performance and net inflows over the last twelve months.
•Advisory net inflows were $2.0 billion in the quarter, supported by an 8% year-over-year increase in advisor productivity.
•Operating earnings increased from $44 million in the prior year quarter to $51 million, primarily due to higher advisory and distribution fees.

Legacy

(in millions)	Q2 2025	Q2 2024
Account value (in billions)	$20.5	$21.9
Net Flows	(580)	(667)
Operating earnings (loss)	28	28

•Account value decreased by 6% versus the prior year period due to expected outflows as the block runs off.
•Net outflows of $580 million were in line with expectations as this business continues to run-off at $2 billion to $3 billion annually.
•Operating earnings of $28 million were flat versus prior year.

Corporate and Other (“C&O”)

The operating loss of $139 million in the second quarter increased from an operating loss of $121 million in the prior year quarter. After adjusting for notable items10, the operating loss increased from $108 million in the prior year quarter to $123 million.
10 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended June 30,
(in millions)	2025	2024
Non-GAAP Operating Earnings	$352	$495
Post-tax Adjustments related to notable items:
Individual Retirement	2	4
Group Retirement	3	4
Asset Management	—	—
Protection Solutions	74	9
Wealth Management	—	—
Legacy	—	—
Corporate & Other	16	13
Notable items subtotal	95	30
Impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$447	$525

Impact of notable items by item category:

	Three Months Ended June 30,
(in millions)	2025	2024
Non-GAAP Operating Earnings	$352	$495
Pre-tax adjustments related to notable Items:
Late reported claims & associated expenses	73	—
Expenses	26	11
Alternatives vs. plan	15	25
Subtotal	114	37
Tax adjustment	(19)	(6)
Post-tax impact of notable Items	95	30
Impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$447	$525

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET on August 6, 2025 to discuss its second quarter 2025 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Second Quarter 2025 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1 trillion in assets under management and administration (as of 6/30/2025) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,500 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.
Contacts:
Investor Relations
Erik Bass
(212) 314-2476
IR@equitable.com

Media Relations
Laura Yagerman
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts, changes in tariffs and trade barriers, and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, and Non-GAAP operating earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.
Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, and Non-GAAP operating common EPS, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these Non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These Non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is a mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled Non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our Non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AUA, AV, Protection Solutions reserves and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax Non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of MRB and purchased MRB, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the MRB which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB when the majority of the impact relates to the non-core business; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
During the third quarter 2024, the Company moved revenues and expenses related to payout annuitizations from the Legacy segment to the Individual Retirement segment. Now all payout annuities are reported within the Individual Retirement segment as the block is managed on an aggregate basis. Prior periods were recast to reflect this change.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Net income (loss) attributable to Holdings	$(349)	$428	$(286)	$520
Adjustments related to:
Variable annuity product features (1)	934	81	1,145	411
Investment (gains) losses	71	16	85	55
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	11	14	22	31
Other adjustments (2)	(137)	(33)	68	58
Income tax expense (benefit) related to above adjustments	(185)	(16)	(277)	(116)
Non-recurring tax items	7	5	16	13
Non-GAAP Operating Earnings	$352	$495	$773	$972

______________
(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded a loss of $499 million in pre-tax net income and an increase of $263 million in pre-tax AOCI, for a total impact loss of $236 million for the six months ended June 30, 2025.
(2)Includes a gain of $198 million and $33 million on Non-VA derivatives for the three and six months ended June 30, 2025, respectively. Also includes $14 million of expense related to a disputed billing practice of an AB third-party service provider for the three and six months ended June 30, 2025, respectively, and certain gross legal expenses related to the COI litigation of $106 million for the six months ended June 30, 2024.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2025	2024	2025	2024
Net income (loss) attributable to Holdings	$(1.15)	$1.31	$(0.94)	$1.57
Less: Preferred stock dividend	0.06	0.08	0.10	0.12
Net Income (loss) available to common shareholders	(1.21)	1.23	(1.04)	1.45
Adjustments related to:
Variable annuity product features (1)	3.08	0.25	3.75	1.24
Investment (gains) losses	0.23	0.05	0.28	0.17
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.04	0.04	0.07	0.09
Other adjustments (2)	(0.45)	(0.11)	0.23	0.18
Income tax expense (benefit) related to above adjustments	(0.61)	(0.05)	(0.91)	(0.35)
Non-recurring tax items	0.02	0.02	0.05	0.04
Non-GAAP Operating Earnings	$1.10	$1.43	$2.43	$2.82

_______________
(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded a loss of $1.63 for the six months ended June 30, 2025.
(2)Includes a gain of $0.65 and $0.11 on Non-VA derivatives for the three and six months ended June 30, 2025, respectively. Also includes $0.05 of expense related to a disputed billing practice of an AB third-party service provider for the three and six months ended June 30, 2025, respectively, and certain gross legal expenses related to the COI litigation of $0.32 for the six months ended June 30, 2024.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	June 30, 2025	December 31, 2024
Book value per common share	$(0.26)	$0.19
Per share impact of AOCI	24.63	28.11
Book Value per common share, excluding AOCI	$24.37	$28.30

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
REVENUES
Policy charges and fee income	$626	$617	$1,262	$1,231
Premiums	260	282	564	567
Net derivative gains (losses)	(1,374)	(208)	(575)	(1,584)
Net investment income (loss)	1,355	1,167	2,603	2,377
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(54)	(15)	(54)	(35)
Other investment gains (losses), net	(17)	(1)	(31)	(20)
Total investment gains (losses), net	(71)	(16)	(85)	(55)
Investment management and service fees	1,272	1,240	2,557	2,518
Other income	294	425	612	683
Total revenues	2,362	3,507	6,938	5,737
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	787	667	1,546	1,344
Remeasurement of liability for future policy benefits	(13)	(7)	(15)	(2)
Change in market risk benefits and purchased market risk benefits	(606)	(132)	66	(1,220)
Interest credited to policyholders’ account balances	796	599	1,474	1,178
Compensation and benefits	592	577	1,193	1,197
Commissions and distribution-related payments	488	463	989	900
Interest expense	61	62	116	119
Amortization of deferred policy acquisition costs	193	169	381	341
Other operating costs and expenses	427	428	1,377	980
Total benefits and other deductions	2,725	2,826	7,127	4,837
Income (loss) from continuing operations, before income taxes	(363)	681	(189)	900
Income tax (expense) benefit	80	(116)	56	(140)
Net income (loss)	(283)	565	(133)	760
Less: Net income (loss) attributable to the noncontrolling interest	66	137	153	240
Net income (loss) attributable to Holdings	(349)	428	(286)	520
Less: Preferred stock dividends	18	26	32	40
Net income (loss) available to Holdings’ common shareholders	$(367)	$402	$(318)	$480

Earnings Per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Earnings per common share
Basic	$(1.21)	$1.24	$(1.04)	$1.47
Diluted	$(1.21)	$1.23	$(1.04)	$1.45
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	303.2	324.2	305.5	327.2
Weighted average common stock outstanding for diluted earnings per common share	303.2	327.3	305.5	330.4

Results of Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$215	$246	$431	$484
Group Retirement	124	125	254	249
Asset Management	131	101	257	207
Protection Solutions	(58)	72	(75)	116
Wealth Management	51	44	97	87
Legacy	28	28	52	61
Corporate and Other (1)	(139)	(121)	(243)	(232)
Non-GAAP Operating Earnings	$352	$495	$773	$972

(1)Includes interest expense and financing fees of $122 million and $114 million for the six months ended June 30, 2025 and 2024, respectively.

Select Balance Sheet Statistics

	June 30, 2025	December 31, 2024
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$136,755	$123,405
Separate Accounts assets	131,683	134,717
Total assets	303,088	295,727

LIABILITIES
Long-term debt	$4,332	$3,833
Future policy benefits and other policyholders' liabilities	17,557	17,613
Policyholders’ account balances	123,359	110,929
Total liabilities	300,125	292,179

EQUITY
Preferred stock	$1,228	$1,507
Accumulated other comprehensive income (loss)	(7,432)	(8,712)
Total equity attributable to Holdings	1,149	1,565
Total equity attributable to Holdings' common shareholders (ex. AOCI)	7,353	8,770

Assets Under Management (Unaudited)

	June 30, 2025	December 31, 2024
	(in billions)
Assets Under Management
AB AUM	$829.1	$792.2
Exclusion for General Account and other Affiliated Accounts	(90.0)	(84.2)
Exclusion for Separate Accounts	(47.8)	(47.3)
AB third party	$691.3	$660.7

Total Company AUM
AB third party	$691.3	$660.7
General Account and other Affiliated Accounts (1) (3) (4)	136.8	123.4
Separate Accounts (2) (3) (4)	131.7	134.7
Total AUM	$959.7	$918.8

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(1) “General Account and other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2025 and December 31, 2024, Separate Account is inclusive of $8.2 billion and $12.3 billion & General Account AUM is inclusive of $31 million and $43 million, respectively, Account Value ceded to Venerable.
(4) As of June 30, 2025 and December 31, 2024, Separate Account is inclusive of $7.0 billion and $6.9 billion & General Account AUM is inclusive of $3.1 billion and $3.2 billion, respectively, Account Value ceded to Global Atlantic.